ADVENTRX MEETS WITH FDA TO DISCUSS DEVELOPMENT PLANS FOR ANX-188

SAN DIEGO (December 1, 2011) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it met with the U.S. Food and Drug Administration (FDA) to review development plans for ANX-188 (purified poloxamer 188), the Company’s first-in-class treatment for sickle cell patients experiencing vaso-occlusive crisis.

ADVENTRX and the FDA discussed a variety of topics related to the overall development of ANX-188, as well as the design of a phase 3 study for the treatment of sickle cell patients experiencing vaso-occlusive crisis. While an understanding regarding certain matters was reached, additional interaction over the next several weeks and months is needed to finalize ANX-188 development plans. During that time the Company will continue to make progress on the manufacture of clinical trial material so that a phase 3 study can be initiated in 2012.

Brian M. Culley, Chief Executive Officer of ADVENTRX, said, “As part of our commitment to a strong relationship with FDA, we have met with the Agency four times in recent months to discuss development plans for our product candidates. In particular, with a complex condition such as sickle cell crisis, it is crucial to have clarity around all aspects of our development plans for ANX-188. We appreciate FDA’s continued involvement and look forward to further dialogue with the Agency, which will allow us to reach agreement on a path to approval for ANX-188 for the benefit of sickle cell patients.”

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on developing proprietary product candidates. The Company’s current lead product candidates are ANX-188, a novel, purified, rheologic and antithrombotic compound initially being developed as a first-in-class treatment for pediatric patients with sickle cell disease in acute crisis, and ANX-514, a novel, detergent-free formulation of the chemotherapy drug docetaxel. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding development plans for ANX-188 and their timing, including a phase 3 clinical trial and the manufacture of clinical material for that study, and involvement of the FDA in ADVENTRX’s development of ANX-188. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: delays associated with the development of ANX-188, including reaching agreement with the FDA with respect to the overall development plan for ANX-188, as well as the design of the planned phase 3 study for the treatment of sickle cell crisis, and manufacturing clinical trial material for the planned phase 3 study; the potential for the FDA to require additional nonclinical or clinical work prior to initiating the planned phase 3 study and/or in addition to that study; the potential for the FDA’s requirements for approval of ANX-188 to change after ADVENTRX reaches agreement with the FDA with respect to its overall development plan for ANX-188; difficulties and delays in identifying and qualifying contract manufacturers and contract research organizations to assist in the development of ANX-188, including with regard to the planned phase 3 study; the potential for difficulties or delays in completing manufacturing process development activities and manufacturing material for and/or in completing enrollment of the planned phase 3 clinical trials and any other clinical studies; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its ANX-188 program, including the manufacture of clinical trial material, the conduct of clinical trials and regulatory submissions related to product approval, and that such third parties may fail to perform as expected; the potential for the time and cost required to develop ANX-188 to be greater than ADVENTRX’s current expectations; the potential that ADVENTRX may require substantial additional funding to develop and commercialize ANX-188, and the risk that ADVENTRX may not be able to raise sufficient capital when needed, or at all; the risk that clinical study results do not support the safety and efficacy or the commercial viability of ANX-188; the risk that the neither the FDA nor any other regulatory agency approves a product based on ANX-188; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)	LHA Don Markley (dmarkley@lhai.com)

858-552-0866 Ext. 303	310-691-7100

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